Exhibit 23-1

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                         ON SUPPLEMENTAL SCHEDULE


To Pennsylvania Enterprises, Inc.:

         We have audited in accordance with generally accepted auditing standards, the consolidated financial statements included in Pennsylvania Enterprises, Inc.'s 1996 Annual Report to Shareholders incorporated by reference in this Form 10-K, and have issued our report thereon dated February 19, 1997. Our audit was made for the purpose of forming an opinion on those consolidated financial statements taken as a whole. Supplemental Schedule II, Valuation and Qualifying Accounts for the three-year period ended December 31, 1996 (see index of financial statements) is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                                  ARTHUR ANDERSEN LLP





New York, N.Y.
February 19, 1997
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